Exhibit 99.1

Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575
NEWS RELEASE

DEL MONTE FOODS ANNOUNCES TERM LOAN BORROWING TO REDUCE
REVOLVING LOANS

SAN FRANCISCO, August 15, 2006 - Del Monte Foods Company (NYSE: DLM) today announced that Del Monte Corporation, its wholly owned subsidiary, replaced a portion of its then-outstanding revolving credit facility balance by exercising a portion of the accordion feature that permits additional Term Loans, as allowed for in its existing senior credit facility. Del Monte replaced $100 million of such revolving balance with proceeds (net of fees and expenses) from the additional Term B loan. As a result, total debt outstanding was not impacted by the net additional Term B loan. The terms and conditions of the new Term B loan (including pricing, maturity, pro rata amortization and collateral and security) are the same as the terms and conditions applicable to the existing Term B loan currently outstanding under the credit facility.
Banc of America Securities LLC acted as sole lead arranger and sole book running manager in connection with the new Term B loan. Bank of America, N.A. is administrative agent for the Del Monte credit facility.
Del Monte Foods
 Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3 billion in net sales in fiscal 2006. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, College Inn®, 9Lives®, Kibbles ‘n Bits®, Meow Mix®, Milk-Bone®, Pup-Peroni® , Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

CONTACTS:

Media	Analysts
Melissa Murphy-Brown	Jennifer Garrison
Del Monte Foods	Del Monte Foods
(412) 222-8713	(415) 247-3382
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